Exhibit 5.1
August 14, 2008
Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, Missouri 64106

Re:	Great Plains Energy Incorporated
Registration Statement on Form S-3
Ladies and Gentlemen:
I have served as assistant general counsel to Great Plains Energy Incorporated, a Missouri corporation (the “Company”), in connection with its sale and issuance of up to 8,000,000 shares of the Company’s common stock, no par value (the “Shares”), covered by the Registration Statement on Form S-3 (No. 333-133891) (the “Registration Statement”) filed on May 8, 2006 by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares will be sold pursuant to a Sales Agency Financing Agreement (the “Agency Agreement”) dated August 14, 2008, by and among the Company and BNY Mellon Capital Markets, LLC.
In rendering the opinion expressed below, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to me for examination.
Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that the Shares will be legally issued, fully paid and nonassessable when certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered in accordance with the Agency Agreement upon payment of the consideration therefor provided for therein.
I am licensed to practice law in the State of Missouri and the foregoing opinions are limited to the laws of the State of Missouri.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to all references to me included in or made part of the Registration Statement.

Very truly yours,
/s/ Mark G. English
Mark G. English
Assistant General Counsel and Assistant Secretary